Exhibit 10.1

FOMO CORP.

Code of Ethics and Professional Conduct

1. Be patient and courteous.

2. Be inclusive. We welcome and support people of all backgrounds and identities. This includes but is not limited to members of any sexual orientation, gender identity and expression, race, ethnicity, culture, national origin, social and economic class, educational level, color, immigration status, sex, age, size, family status, political belief, religion, and mental and physical ability.

3. Be considerate. We all depend on each other to produce the best work we can as a company.

Your decisions will affect clients and colleagues, and you should take those consequences into account when making decisions.

4. Be respectful. We will not all agree all the time, but disagreement is no excuse for disrespectful behavior. We will all experience frustration from time to time, but we cannot allow that frustration to become personal attacks. An environment where people feel uncomfortable or threatened is not a productive or creative one.

5. Choose your words carefully. Always conduct yourself professionally. Be kind to others. Do not insult or put down others. Harassment and exclusionary behavior are not acceptable. This includes, but is not limited to:

- Threats of violence.

- Discriminatory jokes and language.

- Sharing sexually explicit or violent material via electronic devices or other means.

- Personal insults, especially those using racist or sexist terms. - Unwelcome sexual attention.

- Advocating for, or encouraging, any of the above behavior.

6. Repeated harassment of others. In general, if someone asks you to stop something, then stop.

When we disagree, try to understand why. Differences of opinion and disagreements are mostly unavoidable. What is important is that we resolve disagreements and differing views constructively.

7. Our differences can be our strengths. We can find strength in diversity. Different people have different perspectives on issues, and that can be valuable for solving problems or generating new ideas. Being unable to understand why someone holds a viewpoint does not mean that they are wrong. Do not forget that we all make mistakes, and blaming each other does not get us anywhere. Instead, focus on resolving issues and learning from mistakes.